Exhibit 99.2

Dean Foods Prices Offering of Senior Notes

DALLAS, December 9, 2010 — Dean Foods Company (NYSE: DF) announced today that it has priced its previously announced offering of $400 million in aggregate principal amount of 9.750% senior notes due 2018 at an issue price of 100% of the principal amount. The issuance of the notes is expected to close on December 16, 2010.

The Company intends to use the net proceeds of the offering to pay down a portion of the outstanding 2014 tranche A term loan borrowings under the Company’s senior secured credit facility and to pay fees and expenses related to the previously disclosed amendment of that credit facility.

The notes are being offered to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions pursuant to Regulation S under the Securities Act.

The notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the notes and the senior secured credit facility. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7730; or Investor Relations, Barry Sievert, +1-214-303-3438

# # #